Exhibit 23.4

[SCHLUMBERGER DATA AND CONSULTING SERVICES LETTERHEAD]

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent oil and gas consultants, Schlumberger Data and Consulting Services hereby consents to the incorporation by reference in the Registration Statement on Form S-3 of Chesapeake Energy Corporation to be filed on or about June 23, 2006, of information from our reserve report dated March 3, 2006, entitled “Reserve and Economic Evaluation of Proved Reserves of Certain Appalachian Division Chesapeake Energy Corporation Oil and Gas Interests as of December 31, 2005.” We also consent to the reference to us under the heading “Experts” in such Registration Statement.

SCHLUMBERGER DATA & CONSULTING SERVICES

By:	/S/ JOSEPH H. FRANTZ, JR. P.E.
Name: Title:	Joseph H. Frantz, Jr. P.E. USLE-N Consulting and Solutions Services Operations Manager

June 23, 2006